Exhibit 16.1

Eddie Chin, Chartered Accountant

PCAOB REGISTERED

November 22, 2011

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re:   Innocent Inc.

Dear Sirs:

We were previously the principal auditors for Innocent Inc. and we reported on the financial statements of Innocent Inc. for the period from August 31, 2009 to May 30, 2011.  We have read Innocent Inc. statements under Item 4 of its Form 8-K, dated November 23, 2011, and we agree with such statements.

For the most recent fiscal period through to November 22, 2011, there have been no disagreements between Innocent Inc. and Eddie Chin, Chartered Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Eddie Chin, Chartered Accountant would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Eddie Chin

Eddie Chin, Chartered Accountant

Thornhill, Ontario